Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY CORPORATION AMENDS

ITS $300 MILLION CREDIT FACILITY

DAYTONA BEACH, Fla. – November 16, 2012 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced that it has amended and restated its $300 million revolving credit facility (the “Facility”) provided by multiple lenders. The amendment provides better terms and extends the final maturity of the facility from November 2015 to November 2017. The Facility can continue to be utilized for general corporate purposes, including external growth opportunities.

The improved terms on the Facility include an amended pricing grid ranging from LIBOR + 1.00% to LIBOR + 1.625%, depending on the better of ISC’s debt rating as determined by Standard & Poor’s or the Company’s leverage ratio. Comparable pricing on ISC’s previous credit facility ranged from LIBOR + 1.50% to LIBOR + 2.25%. In addition, the amendment reduces certain other fees.

Daniel W. Houser, ISC Senior Vice President and Chief Financial Officer, said, “We appreciate the continuing support of our lending group, which is an endorsement of the Company’s strength. Maintaining a solid financial position, we are able to take advantage of the favorable market conditions as they arise. The improved terms of the Facility will provide ISC lower borrowing costs and increased financial flexibility. We remain encouraged with the fundamentals of our industry and will continue to invest in our business as we execute our growth strategy.”

The Facility is jointly led by SunTrust Robinson Humphrey, Inc. (“SunTrust”) and J.P Morgan Securities LLC (“JP Morgan”), with Wells Fargo Bank, N.A. acting as Administrative Agent. Bank of America, N.A.; Regions Bank; and U.S. Bank N.A. acted as Co-Documentation Agents. SunTrust and JP Morgan acted as Joint Book Managers for the Facility, which was syndicated to a select group of lenders including: Fifth Third Bank; BBVA Compass Bank; Branch Banking & Trust Company; TD Commerce Bank, N.A; and PNC Bank, N.A.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns

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ISC CLOSES ON NEW CREDIT FACILITY	PAGE 2

and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.

The Company also owns and operates Motor Racing NetworkSM, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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